                       CONTRIBUTION AND SHAREHOLDERS AGREEMENT

     This Contribution and Shareholders Agreement (the "Agreement") is executed as of this 16th day of December, 1996, and is by and between VALLEY RECORD DISTRIBUTORS, INC., a California corporation ("Valley"), STEREOPHILE, INC., a New Mexico corporation ("Stereophile"), and, for the sole purpose of Sections
4.9 and 4.10 hereof, Barney Cohen, the principal shareholder of Valley ("Shareholder").

RECITALS:

     A. Stereophile is a publisher of magazines and periodicals, among which are the Schwann Guides to recordings. Stereophile wishes to sell the rights to publish all of the Schwann Guides except the CDRD Publications (the Schwann Guides other than the CDRD Publications are referred to herein as the "Publications"). The Publications include OPUS, ARTIST and SPECTRUM. The CDRD Publications consist of two separate publications, COMPACT DISC REVIEW DIGEST and BEST RATED CDS, which will continue to be published by Stereophile.
SPECTRUM shall be discontinued. Stereophile also owns intangible and tangible assets which it uses in the publication of the Publications, as set forth on EXHIBIT A and which are referred to herein as the "Publication Assets." The rights to publish the Publications and to own and use the Publication Assets shall hereafter sometimes be referred to as the "Business." The Business shall NOT refer to any other aspect of Stereophile's business, including the publication of the CDRD Publications, STEREOPHILE magazine or STEREOPHILE GUIDE TO HOME THEATER.

     B. Valley is in the business of distributing compact discs ("cds") and tapes nationwide. Valley wishes to acquire the rights to publish the Publications and to acquire the Publication Assets.

     C. Stereophile and Valley have entered into this Agreement to form a new corporation ("NewCo"), which will be owned by them, to cause the Publications and the Publication Assets to be transferred to NewCo, to cause certain payments to be made to Stereophile, to provide for the possible merger of NewCo into Valley or its subsidiary, and to govern the relations between them.

     D. The capital stock of Valley consists of a single class of common stock. Shareholder owns more than fifty percent (50%) of the issued and outstanding capital stock of Valley, and is executing this Agreement for the sole purpose of providing certain agreements in the event he proposes to take certain specified action with respect to some or all of his stock in Valley. The promises of Shareholder in this regard are a material inducement to Stereophile to enter into this Agreement.

COVENANTS:

     In consideration of the recitals and mutual covenants contained herein, the parties agree:

CONTRIBUTION AND SHAREHOLDERS AGREEMENT
VALLEY RECORD DISTRIBUTORS, INC. -- STEREOPHILE, INC.

     1. FORMATION OF NEWCO. Prior to the Closing Date, the parties will cause NewCo to be formed as a Delaware corporation with a board of directors to be named by Valley. NewCo shall have authorized a single class of voting common stock. The exact name for NewCo shall be "Schwann Acquisition Corp." At the Closing, the parties will make capital contributions in return for the stock of NewCo as follows:

          1.1 TRANSFER OF ASSETS. Stereophile will transfer to NewCo the Publication Assets and the rights to publish the Publications. Stereophile will receive twenty percent of the stock of NewCo (the "Stereophile Holding"), the sum of $150,000 cash, and a promissory note of NewCo in the amount of $100,000 payable in accordance with the terms and in the form set forth in EXHIBIT B-1 (the "Note").

          1.2 PAYMENT OF CASH. Valley will transfer to NewCo not less than $150,000 in cash, will guarantee the Note by a written Guaranty in the form attached as EXHIBIT B-2, will transfer to NewCo the cash to pay such note at maturity, and will provide sufficient working capital to NewCo to permit it to engage in the routine operations of the Business for six months following the Closing. Valley will receive eighty percent of the stock of NewCo (the "Valley Holding").

     2. ACTIVITIES OF NEWCO. Following the Closing, NewCo shall operate the business of publishing the Publications. In addition, NewCo will take the following actions.

          2.1 PAYMENT TO STEREOPHILE. NewCo at Closing shall pay to Stereophile $150,000 cash and shall execute and deliver the Note to Stereophile, as contemplated in Section 1.1.

          2.2 ASSUMPTION OF LIABILITIES. NewCo will assume all deferred subscription liabilities for the Publications. NewCo will assume and perform the obligations of Stereophile under the leases, advertising contracts and other contracts included in the Publication Assets (including those described in Section 6.6) other than prepaid ad liabilities. Except as expressly set forth in this Agreement, neither NewCo nor Valley shall assume, pay or be obligated for any other liabilities or obligations of Stereophile.

          2.3 PREPAID ADVERTISING. NewCo will assume and perform all prepaid ad liabilities for the Publications, but will deduct the amounts of all such liabilities actually satisfied by NewCo from the principal of the Note, with such principal reduction effective as of the Closing.

          2.4 LICENSE OF TRADEMARK. NewCo shall license to Stereophile without further cost the perpetual right to use the trademark SCHWANN on and in connection with the printed magazine versions of the COMPACT DISC REVIEW DIGEST and BEST RATED CDS. The license shall not extend to and Stereophile shall not be entitled to use the mark in connection with the

CONTRIBUTION AND SHAREHOLDERS AGREEMENT
VALLEY RECORD DISTRIBUTORS, INC. -- STEREOPHILE, INC.

promotion of computer on-line publications. If Stereophile shall sell all or a controlling interest in either of the CDRD Publications or the right to publish either of the CDRD Publications (other than in connection with a sale of all or substantially all of Stereophile's stock or assets), this license to use the SCHWANN trademark with respect to the publication that was sold shall terminate.

          2.5 SUBSCRIPTION FULFILLMENT. NewCo shall provide without cost to Stereophile up to 500 one-year subscriptions to OPUS for use by Stereophile in fulfilling subscription obligations to subscribers to SPECTRUM. Stereophile may purchase additional subscriptions to OPUS for the purpose of fulfilling subscription obligations to subscribers to SPECTRUM at the price of $28.00 per year.

     3. ACTIVITIES AND OBLIGATIONS OF STEREOPHILE. Following the Closing, Stereophile may continue to conduct all of its businesses not transferred to NewCo, including the publication OF COMPACT DISC REVIEW DIGEST.

          3.1 RETENTION OF NAMES. Stereophile shall retain all rights to the names COMPACT DISC REVIEW DIGEST, CDRD, and BEST RATED CDS (the "CDRD Marks"). Stereophile may continue the publication of either or both COMPACT DISC REVIEW DIGEST and BEST RATED CDS, but need not do so. If at any time Stereophile discontinues such publication, it shall be responsible for all costs of discontinuing publication, including deferred subscription liabilities.

          3.2 QUALITY CONTROL. Stereophile shall continue to maintain the same or better quality of editorial content and production standards for COMPACT DISC REVIEW DIGEST as long as the trademark SCHWANN continues to be used on such publications. If such standards are not maintained, NewCo may give written notice (specifying the particular failure to maintain quality), and if standards are not restored within ninety (90) days after such notice NewCo may terminate the right to use the SCHWANN mark in connection with COMPACT DISC REVIEW DIGEST.

          3.3 SALE OF PUBLICATION. If Stereophile desires to sell either COMPACT DISC REVIEW DIGEST or BEST RATED CDS (or an interest therein) to any person, Stereophile shall give Valley a right of first refusal on such sale. Valley will have thirty (30) days after the giving of written notice by Stereophile to agree to match any offer and an additional fifteen (15) days to close. The right of first refusal will not apply to a sale of all, or substantially all, of the stock or assets of Stereophile. If Valley elects not to exercise its rights pursuant to this Section, Stereophile may complete the sale which was the subject of the notification but only at the price, on the terms and to the buyer specified in the notification. Upon sale of either COMPACT DISC REVIEW DIGEST or BEST RATED CDS to any person by Stereophile, the license granted in this Agreement to Stereophile by Valley to use the SCHWANN trademark in connection with the publication which was sold shall cease, and the buyer shall not be entitled to nor have the right to use the SCHWANN trademark for any purpose.

CONTRIBUTION AND SHAREHOLDERS AGREEMENT
VALLEY RECORD DISTRIBUTORS, INC. -- STEREOPHILE, INC.

          3.4 DISCONTINUANCE OF PUBLICATION. Stereophile shall discontinue publication of SPECTRUM as of the Closing Date. Stereophile shall pay all costs of discontinuing such publication, including deferred subscription liabilities. Stereophile may use up to 500 one-year subscriptions to OPUS as provided by NewCo in fulfillment of those subscription liabilities, so long as full information necessary to start such subscriptions is provided to NewCo within 180 days of Closing. Notwithstanding such discontinuance, the rights to publish SPECTRUM are being transferred at Closing to NewCo.

          3.5 ACCOUNTS PAYABLE AND RECEIVABLE. Stereophile shall remain obligated for and shall pay all accounts payable incurred in connection with the publication of the Publications through the Closing. Stereophile shall also remain obligated for and shall pay all wages, benefits, vacation, sick leave and other benefit accruals through the date of Closing for all employees who cease being employees of Stereophile, whether or not they become employees of NewCo. Stereophile shall be entitled to collect and retain all accounts receivable or other rights to receive money or property earned or accrued prior to Closing.

     4. REORGANIZATION AND MERGER; STOCK RIGHTS. For so long as Stereophile owns stock of NewCo, NewCo shall not take any action and Valley shall not permit NewCo to take any action which would result in the Stereophile Holding becoming less than twenty percent of the total stock of NewCo outstanding.

          4.1 THE MERGER. NewCo may be merged into Valley or a wholly owned subsidiary of Valley in a transaction in which the Stereophile Holding will be converted into common stock of Valley (such a transaction, undertaken in accordance with the provisions of this Agreement, shall hereafter be referred to as the "Merger").

          4.2 TIME OF MERGER. Either Stereophile or Valley may require the Merger to occur at any time after six months after Closing, or any time after March 31, 1997, if Valley has completed an initial public offering of its shares.

          4.3 SHARES TO BE RECEIVED IN MERGER. If the Merger occurs, Stereophile shall receive for the Stereophile Holdings 7,230 shares of Valley common stock as adjusted for stock splits, reverse stock splits, stock dividends or other reorganizations causing the number of shares represented by an existing share to change, considering all securities convertible into common stock as if they had been fully converted (the "Merger Shares").

          4.4 REGISTRATION OF STOCK. If registration rights are granted to any person with respect to capital stock of Valley, Stereophile shall receive registration rights for the Merger Shares on terms no less favorable than those granted to any other person, except that Stereophile shall not have the right to initiate a demand registration.

CONTRIBUTION AND SHAREHOLDERS AGREEMENT
VALLEY RECORD DISTRIBUTORS, INC. -- STEREOPHILE, INC.

          4.5 REPURCHASE OPTION. At any time after the third anniversary of the Closing (provided that by the time of the request for repurchase the Merger has occurred but no initial public offering by Valley has been completed), Stereophile may request Valley to repurchase any portion of or all Merger Shares for the then fair market value thereof without discount for being a minority interest. If Valley fails to repurchase such Merger Shares within ninety (90) days of the request, Valley shall issue to Stereophile additional stock of Valley equal to the number of Merger Shares held by Stereophile. If such additional shares are issued to Stereophile, Stereophile will not thereafter be entitled to make further repurchase demands under this Section 4.5. At any time after the third anniversary of the Closing if no initial public offering by Valley has been completed, Valley may repurchase the Merger Shares from Stereophile for the then fair market value thereof without discount for being a minority interest. If Valley completes an initial public offering within 180 days after the purchase by which Valley shares are offered at a price per share higher than Stereophile received for the Merger Shares, Valley shall, on the closing date of the initial public offering, pay Stereophile the difference between the amount received by Stereophile and the amount Stereophile would have received if it had sold the Merger Shares in the public offering.

          4.6 ANTI-DILUTION. If, prior to the Merger, Valley sells or issues any of its stock to an affiliate of Valley for a price less than such stock's fair market value (other than as part of an employee stock option plan, an ESOP contribution consistent with traditional sales to the ESOP in the past, or pursuant to stock rights existing at the Closing Date), the amount of stock to be issued to Stereophile as a result of the Merger shall be increased in accordance with the Institutional Weighted Average Formula set forth in EXHIBIT
C. If Valley stock is issued for other than cash consideration, the sale price for such shares will be the value of the assets received as determined in the reasonable judgment of Valley's board of directors. This obligation shall terminate upon the effective date of the Merger.

          4.7 RESTRICTION ON STEREOPHILE SALES. Stereophile shall not sell, pledge or transfer or offer to sell, pledge or transfer shares of NewCo or Valley for a period of 18 months following the Closing Date except pursuant to registration of the shares as provided in Section 4.4. Thereafter, Stereophile shall not transfer, pledge, sell or otherwise dispose of any of the shares of NewCo, or of Valley owned by it unless such shares are first offered in writing to Valley. Such offer shall be at a price and under terms offered by an unaffiliated third party, which offer shall be attached to the offer to Valley. Valley shall have not less than thirty (30) days to accept or decline the offer, and failure of Valley to respond within thirty (30) days shall constitute declination. Stereophile may then complete the sale which was the subject of the notification but only at the price, on the terms, and to the buyer specified in the notification. Any stock certificates issued to Stereophile which are subject to this provision shall have the restrictions stated thereon with reference to this Agreement as well as legends required by applicable federal and state securities laws. The provisions of this Section 4.7 with respect to stock of Valley shall terminate upon the completion of an initial public offering by Valley and shall not apply to any shares offered to Valley pursuant to Section 4.5. This right of first refusal

CONTRIBUTION AND SHAREHOLDERS AGREEMENT
VALLEY RECORD DISTRIBUTORS, INC. -- STEREOPHILE, INC.

will terminate if Valley declines to purchase any Merger Shares pursuant to a request by Stereophile made pursuant to Section 4.5.

          4.8 RESTRICTION ON VALLEY SALES. Valley shall not transfer, pledge, sell or otherwise dispose of any of the shares of NewCo owned by it for a period of six months following the Closing Date. Thereafter, if Valley shall determine to sell the shares owned by it in NewCo to any other person, it shall notify Stereophile of its intention. Valley shall not complete any such sale until after 30 days following notice to Stereophile. During the 30 day period, Stereophile may require the Merger to take place. If Stereophile does not make a demand for the Merger, Valley may complete the sale which was the subject of the notification but only at the price, on the terms, and to the buyer specified in the notification. Any stock certificates issued to Valley which are subject to this provision shall have the restrictions stated thereon with reference to this Agreement. The provisions of this Section 4.8 shall terminate upon the completion of the Merger.

          4.9 COME-ALONG. If at any time prior to the completion of an initial public offering by Valley, Shareholder agrees to sell more than fifty percent (50%) of the total outstanding shares of the capital stock of Valley (whether owned beneficially or of record) to any unaffiliated purchaser, Shareholder shall notify Stereophile at least thirty (30) days prior to the proposed sale. Shareholder shall include in the notice the price to be paid, the terms of the sale, and the percentage of the capital stock beneficially owned by him and all persons affiliated with him (the "Percentage") Upon request by Stereophile within ten (10) days of receipt of the notice, Shareholder will cause the purchase by the unaffiliated purchaser of the same percentage of Valley shares owned by Stereophile at the same price and on the same terms (unless the Merger has not occurred, in which case Stereophile may demand that the Merger occur before the sale to the unaffiliated party is completed). If the proposed purchaser is unwilling to purchase the additional shares of Stereophile, Shareholder will cause the necessary number of shares owned by Stereophile to be substituted for shares of the Shareholder to be sold or Shareholder will himself buy such shares from Stereophile at the price and terms offered by the proposed purchaser. This obligation shall terminate upon the completion of an initial public offering by Valley.

          4.10 BRING-ALONG. If Shareholder or any person affiliated with him sells more than fifty percent (50%) of the total outstanding shares of capital stock of Valley to an unaffiliated purchaser at any time prior to the completion of an initial public offering by Valley, Stereophile will, upon request of Shareholder, sell its shares of Valley to the purchaser at the same price and on the same conditions as Shareholder obtains for his stock. This obligation shall terminate upon the completion of an initial public offering by Valley.

          4.11 CONFIDENTIALITY. Stereophile shall maintain the confidentiality of confidential or proprietary business information concerning Valley which is obtained by Stereophile as a result of its being a stockholder of Valley. Prior to Closing, Valley shall

CONTRIBUTION AND SHAREHOLDERS AGREEMENT
VALLEY RECORD DISTRIBUTORS, INC. -- STEREOPHILE, INC.

provide Stereophile with a written statement of reasonable policy as to confidential and proprietary information. Such policy requirements shall be imposed on all future non-management shareholders of Valley. Valley may amend such policy from time to time as it applies to all non-management shareholders. This obligation shall terminate upon the completion of an initial public offering by Valley.

     5. CLOSING DATE. The closing of the transactions contemplated by this Agreement to occur on the Closing Date shall occur at the offices of Gust Rosenfeld in Phoenix, Arizona, on December 16, 1996, or at such other time or place as may be agreed on by the parties. Each party shall pay its own costs and expenses incurred in the transactions contemplated by this Agreement.

     6. REPRESENTATIONS AND WARRANTIES OF STEREOPHILE. To induce Valley to enter into this Agreement and to perform the transactions contemplated hereunder, Stereophile represents as follows (unless otherwise stated in the following representations and warranties, all such representations and warranties are and shall be true and correct as of the date of Closing as though made on the date of Closing):

          6.1 ORGANIZATION. Stereophile is a corporation duly organized, validly existing and in good standing under the laws of the state of New Mexico and has all requisite corporate power and authority to own, lease and operate its properties, including the Publication Assets, and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or the leasing of its properties makes such qualification necessary, or if not so duly qualified, its failure to be so qualified will not have a material adverse effect on the Publication Assets or the Business.

          6.2 AUTHORITY; CONSENTS AND APPROVALS; NO VIOLATIONS. Stereophile has the full corporate power and authority and legal right to execute and deliver this Agreement and all other agreements, instruments or other documents executed by Stereophile in connection herewith (the "Stereophile Documents"), to transfer the Assets pursuant to this Agreement, and otherwise to perform its obligations hereunder and under the other Stereophile Documents. The execution and delivery of this Agreement and the other Stereophile Documents has been duly authorized by Stereophile's Board of Directors, and no other proceeding or action on the part of Stereophile is necessary to authorize this Agreement, the sale of the Assets hereunder or the other transactions contemplated hereunder. This Agreement and each of the other Stereophile Documents has been (or upon Closing will be) validly executed and delivered by Stereophile and constitute valid and binding obligations of Stereophile, except to the extent that the binding nature thereof may be subject to the limitations which might result from bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights now or thereafter in effect, and except for the limitations on the remedy of specific performance and other forms of equitable relief. No permit, authorization, consent or approval of, or declaration or filing

CONTRIBUTION AND SHAREHOLDERS AGREEMENT
VALLEY RECORD DISTRIBUTORS, INC. -- STEREOPHILE, INC.

with any public body, agency, court or authority is necessary for the lawful, proper and valid consummation by Stereophile of the other transactions contemplated hereunder. The execution and delivery of this Agreement and the other Stereophile Documents, the sale of the Publication Assets, and the consummation of the other transactions and matters contemplated hereunder and thereunder do not and will not violate any provision of Stereophile's Articles of Incorporation or Bylaws, any statute, rule or regulation, any order or decree of any public body, agency, court or authority by which Stereophile or any of its properties, is bound, or violate, conflict with, result in a breach of or constitute (with or without due notice or lapse of time) a default under any agreement, license, contract, franchise, permit, indenture, lease, or other instrument to which Stereophile is a party, or by which it or any of the Publication Assets is bound.

          6.3 FINANCIAL INFORMATION. Stereophile has previously furnished to Valley financial information relating to the Publications and to the Business. All such financial information is true and correct in all material respects.

          6.4 ASSETS. Except as set forth in SCHEDULE 6.4, to the knowledge and belief of Stereophile, the tangible assets included in the Publication Assets are in good working order and repair. Except for assets excluded from the Publication Assets in EXHIBIT A, the Publication Assets include all assets used by Stereophile in the Business.

          6.5 TAX MATTERS. Stereophile has filed all tax returns and paid all taxes which are required by any federal, state or local taxing authority thorough the Closing Date which would affect the Publication Assets or which might become the liability of NewCo or Valley as successors to the Publications or the Business.

          6.6  CONTRACTS.

               a. To the knowledge and belief of Stereophile after due investigation and inquiry, SCHEDULE 6.6 hereto contains a true and complete listing of the following as they relate to Stereophile or the Publication Assets (collectively, the "Contracts"):

                    (1) a copy of Stereophile's current standard form of advertising agreement and any prior standard form of advertising agreement used in connection with the Publications and still in effect for any account;

                    (2) any advertising contract not on a standard form disclosed pursuant to Section 6.6(a)(1) or not at a rate disclosed on the Stereophile's current rate card disclosed pursuant to Section 6.6(a)(3), other than contracts which individually do not, and would not if entered into at the current card rate require payments totaling more than $1,500; and any agreement, written or oral, to exchange or provide advertising in the Publications for consideration other than cash;

CONTRIBUTION AND SHAREHOLDERS AGREEMENT
VALLEY RECORD DISTRIBUTORS, INC -- STEREOPHILE, INC.

                    (3) the current advertising rate card for the Publications and all advertising rate cards used in connection with the Publications since January 1, 1995;

                    (4) except for advertising contracts, all contracts, agreements or other commitments to which Stereophile is a party or by which it or its property is bound which involves the Business or which affect or may materially affect in the future any of the Publication Assets;

                    (5) all leases, options to purchase, or agreements to lease or purchase any property which is part of the Publication Assets;

                    (6) all property which is part of the Publication Assets [other than property held under a lease disclosed in SCHEDULE 6.6 pursuant to
Section 6.6(a)(5)] used by Stereophile but not owned by Stereophile;

                    (7) all permits (including second class mailing permits), licenses, franchises, authorizations, approvals and other certificates of authority held by Stereophile to the extent the same is required or useful for the conduct of the Business;

                    (8) all patents, registered or unregistered trademarks, trade names, registered copyrights and internet domain names, and all pending applications which are part of the Publication Assets or used in the Business;

                    (9) all written employment, consulting or independent contractor agreements and a summary of all such agreements that are oral (other than oral agreements containing no terms other than employment at will) with persons involved with publishing the Publications on behalf of Stereophile;

                    (10) any other agreement or instrument to which Stereophile is a party and which is material to the continued publication of the Publications, or with respect to which a default thereunder would materially or adversely affect the business of publishing the Publications, including, but not limited to, any contract for printing or production services; and

                    (11) a list of all deferred subscription liabilities to each of the Publications, which may be appended to SCHEDULE 6.6 within 15 days after Closing when all such liabilities are determined.

               b. Except as may be disclosed in SCHEDULE 6.6, Stereophile is not in default under any of the Contracts which is material to the Business.

          6.7 AGREEMENTS WITH RESPECT TO ASSETS. Other than this Agreement, there are no existing options, rights, contracts, commitments, understandings, arrangements, or

CONTRIBUTION AND SHAREHOLDERS AGREEMENT
VALLEY RECORD DISTRIBUTORS, INC., -- STEREOPHILE INC.

executory agreements of any nature to which Stereophile is a party or by which it is bound, relating to the sale, delivery, lease (as lessor) or transfer of any of the Publication Assets, except in the ordinary course of Stereophile's business.

          6.8 BROKER. No agent, broker or other person acting pursuant to authority of Stereophile is entitled to any commission or finder's fee in connection with this Agreement or the transactions contemplated hereunder.

          6.9 EMPLOYEE MATTERS. SCHEDULE 6.9 contains the name, residence address, social security number and current rate of compensation of Stereophile's present employees who are engaged primarily in publication of the Publications and who Stereophile will no longer employ following the Closing Date and the capacity in which each person is employed and a job description for each such person. Except as disclosed in SCHEDULE 6.9: (a) to Stereophile's knowledge, no employee is represented by any union or other labor organization; (b) there is no unfair labor practice charge pending or, to Stereophile's knowledge, threatened against Stereophile relating to any of Stereophile's employees; (c) there is no labor strike, dispute, slowdown or stoppage relating to any of its employees actually pending or, to Stereophile's knowledge, threatened against or involving Stereophile; (d) no labor grievance relating to any of its employees is pending against Stereophile; and (e) Stereophile has not in the past three years experienced any work stoppage or organizational activity relating to its employees. The termination of any employee as a result of the transactions contemplated by this Agreement will not breach or result in a claim or cause of action arising under any written or oral employment agreement, other than the obligation to pay all wages and benefits accrued through the date of Closing, all of which shall be duly and timely paid by Stereophile.

          6.10 INFRINGEMENT. Stereophile has not in connection with the Publications infringed, and is not infringing on any trade name, trademark, service mark, patent, copyright or other proprietary right belonging to any other person, firm or corporation.

          6.11 LEGAL COMPLIANCE. There is no pending or, to the knowledge of Stereophile, threatened litigation and administrative or judicial proceedings of any nature involving the Publication Assets. There are no other facts or circumstances which are likely to result in, and there is no basis for, any future civil, administrative or criminal claim or proceeding against the Publication Assets. To the knowledge of Stereophile, Stereophile has operated, is presently operating, and will continue to operate the business of publishing the Publications through the Closing in material compliance with all conditions and requirements of all applicable federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, certificates and other authorizations. NewCo will be required to obtain business and tax permits to operate the Business.

          6.12 OWNERSHIP OF ASSETS. Except as set forth in SCHEDULE 6.12, Stereophile has good and marketable title to, or a valid leasehold interest in, all of the Publication Assets,

CONTRIBUTION AND SHAREHOLDERS AGREEMENT
VALLEY RECORD DISTRIBUTORS, INC. -- STEREOPHILE INC.

and all of the Publication Assets are owned or held free and clear of all title defects or objections, mortgages, claims, liens, pledges, charges, security interests, co-ownership interests, options to purchase or other encumbrances of any kind or character, except liens for current taxes, assessments and governmental charges not yet due and payable. Stereophile shall cause all objections, mortgages, claims, liens, pledges, charges, options or other encumbrances against or upon the Publication Assets to be released and all other title defects to be cured. With respect to the business of publishing the Publications, Stereophile shall be responsible for payroll and withholding and paying as and when due all taxes not due and payable as of the date of Closing, but which were incurred or accrued prior to or through the date of Closing.

          6.13 NO UNTRUE STATEMENT. No representation or warranty by Stereophile in this Agreement or any instrument, certificate, exhibit, schedule or list attached hereto or furnished or to be furnished to Valley pursuant to the terms of this Agreement, contains or will contain any untrue statement of a material fact. In the event any such representation or warranty is discovered at any time, before or after the Closing, to contain any material misstatement, Stereophile shall advise Valley in writing immediately of such misstatement. Unless Valley is advised of such misstatement in writing prior to Closing, by advising Valley of any such misstatement, Stereophile shall not be relieved of any liability which may arise under this Agreement for breach of any representation or warranty. Stereophile acknowledges that Valley is entering into this Agreement in reliance upon its representations, warranties and covenants made in this Agreement. All representations, warranties and covenants of Stereophile contained herein shall survive the Closing and the sale of the Assets to NewCo.

     7. REPRESENTATIONS AND WARRANTIES OF VALLEY. To induce Stereophile to enter into this Agreement and to consummate the transactions contemplated hereunder, Valley represents and warrants to, and covenants with, Stereophile as follows (unless otherwise stated in the following representations and warranties, all such representations and warranties shall be true and correct as of the date hereof and as of the Closing and shall survive the Closing).

          7.1 ORGANIZATION. Valley is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, or if not so duly qualified, its failure to be so qualified will not have a material adverse effect on its business, operations or financial condition.

          7.2 AUTHORITY; CONSENTS AND APPROVALS; NO VIOLATION. Valley has the full corporate power and authority to execute and deliver this Agreement and to perform its obligation and consummate the transactions contemplated hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Valley have been duly authorized by the Board of Directors of Valley, and no other corporate proceeding

CONTRIBUTION AND SHAREHOLDERS AGREEMENT
VALLEY RECORD DISTRIBUTORS, INC. -- STEREOPHILE INC.

on the part of Valley is necessary to authorize such agreements or such transactions. This Agreement has been duly and validly executed and delivered by Valley and constitutes a valid and binding obligation of Valley except to the extent that the binding nature thereof may be subject to the limitations which might result from bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights now or thereafter in effect, and except for the limitations on the remedy of specific performance and other forms of equitable relief. No permit, authorization, consent or approval of any public body or authority within the United States is necessary for the consummation by Valley of the transactions contemplated hereunder. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereunder, will not violate any provision of Valley's Articles of Incorporation or Bylaws, any statute, rule or regulation, any order or decree of any public body or authority by which Valley is bound or conflict with, result in a breach of or constitute (with or without due notice or lapse of time) a default under any license, franchise, permit, indenture, agreement or other instrument to which Valley is a party, or by which it or any of its properties is bound, and which is material to the business of Valley taken as a whole.

          7.3 BROKER. No agent, broker or other person acting pursuant to authority of Valley is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

          7.4 FINANCIAL AND OTHER INFORMATION. All financial and other information concerning Valley disclosed by Valley to Stereophile is, and at Closing will be, true and correct in all material respects.

          7.5 STOCK OF VALLEY. As at the date hereof, and as at the date of Closing, Valley's capital shares consist solely of, and will consist solely of, 612,517 shares of common stock presently issued and outstanding and 103,214 shares of common stock which are subject to issuance pursuant to options presently outstanding. No other class of shares is authorized by Valley's Articles of Incorporation. Valley has reserved 7,230 shares of its common stock for issuance in connection with the Merger, should the Merger occur. There are no other outstanding options, warrants or rights to purchase Valley's common stock, obligations of Valley to issue its common stock, or shares of common stock reserved for issuance, other than obligations to reserve for and issue to Stereophile.

          7.6 ARTICLES AND BYLAWS. Valley has delivered to Stereophile true and correct copies of its current Articles of Incorporation and Bylaws, and all amendments thereto, or restatements thereof.

     8. COVENANTS OF STEREOPHILE. Stereophile covenants and agrees with Valley as follows:

CONTRIBUTION AND SHAREHOLDERS AGREEMENT
VALLEY RECORD DISTRIBUTORS, INC. -- STEREOPHILE, INC.

          8.1 ACCESS TO PROPERTIES AND RECORDS. Stereophile shall permit Valley and its representatives (at Valley's sole cost and expense), from and after the date of execution of this Agreement, reasonable access during normal business hours to all of the properties, books, contracts, documents and records of Stereophile relating to the Business, the opportunity to inspect, copy and audit such books and records and to otherwise make reasonable investigation of the Business and the Publication Assets, and to furnish to Valley and its representatives any additional available financial statements of, and all reasonable information with respect to the Business that Valley or its representatives may request.

          8.2 CONDUCT OF BUSINESS PENDING THE CLOSING. Until the Closing, Stereophile will preserve the Business organization intact and will use reasonable efforts to retain all present key employees. Except as otherwise permitted by this Agreement or as consented to by Valley in writing, until the
Closing:

               a. the Business will be conducted only in the ordinary course which, without limitation, shall include compliance with all applicable laws, regulations and administrative orders of any state or municipality the noncompliance with which could, individually or in the aggregate, have a material or adverse effect upon the Business, and the maintenance in force of all insurance policies, fidelity bonds and performance bonds currently in force and effect;

               b. consistent with conducting the Business in accordance with good business judgment, Stereophile shall use its best efforts to keep available to the Business the goodwill of suppliers, advertisers, customers and others having business relations with the Business;

               c. Stereophile shall refrain from taking any action to dissuade any of the employees, agents, advertisers, customers, clients, representatives, distributors, creditors and suppliers of the Business from remaining associated with, or of inducing any of the foregoing persons to terminate an association with, NewCo or the Business; and

               d. except as otherwise provided in this Agreement, Stereophile shall not:

                    (1) enter into any contract or commitment, incur any liability, absolute or contingent, waive any right or enter into any other transaction which would materially or adversely affect the Publication Assets or the Business;

                    (2) commit to sell or lease or agree to sell or lease or otherwise dispose of any of the property included in the Publication Assets, except for sales of inventory or other tangible personal property in the ordinary course of the conduct of the Business;

                    (3)  mortgage or pledge any of the Publication Assets;

CONTRIBUTION AND SHAREHOLDERS AGREEMENT
VALLEY RECORD DISTRIBUTORS, INC. -- STEREOPHILE, INC.

                    (4) take or omit to take any action which, if taken or omitted prior to the date hereof, would constitute a breach of Stereophile's representations or warranties or cause any of them to be untrue or misleading; and

                    (5) make any commitments to take any of the actions specified in this Section.

          8.3 ASSURANCES OF CONTINUITY. Until closing Stereophile shall use its best efforts to introduce representatives of Valley to such of the Business' advertisers, customers, lessors, suppliers and other persons with whom Stereophile does business as may be reasonably requested by Valley, and assist the representatives of Valley to obtain assurances from such persons that they will continue to conduct business with Valley, as such business was conducted prior to the Closing.

          8.4 PAYMENT OF LIABILITIES. After Closing, Stereophile shall pay, or cause to be paid, all liabilities and obligations of Stereophile with respect to the Business which accrued prior to the Closing, as or before the same become due other than those to be assumed or paid by NewCo.

          8.5 DOCUMENTS TO BE DELIVERED. Stereophile shall deliver or cause to be delivered to Valley at or prior to the Closing:

               a. A good standing certificate with respect to Stereophile from the Secretary of State of the State of New Mexico dated within ten (10) days prior to Closing;

               b. Such evidence that Stereophile has taken all necessary actions to approve and authorize this Agreement and the transactions contemplated hereunder as Valley may reasonably request;

               c. An assignment and bill of sale and a trademark assignment in the form of Exhibits D and E hereto, respectively, for the sale, assignment, conveyance and transfer of the Publication Assets to NewCo;

               d. Duly executed and acknowledged (if required) originals of other agreements which are to be executed or delivered at or prior to the Closing by Stereophile and are not otherwise specifically mentioned in this Section; and

               e. Such evidence of satisfaction of all conditions to Closing as Valley may reasonably request.

          8.6 PAYMENT OF TAX LIABILITIES. Stereophile shall pay when due all AD VALOREM or property taxes on the Publication Assets pro rata for 1996 through the date of

CONTRIBUTION AND SHAREHOLDERS AGREEMENT
VALLEY RECORD DISTRIBUTORS, INC. -- STEREOPHILE, INC.

Closing, all sales, use or transaction privilege taxes payable with respect to the Business through Closing including all such taxes, if any, assessed in connection with this transaction, all payroll taxes and withholdings on compensation of persons employed in the Business accrued through Closing and all other taxes with respect to the Business or operation, or the Publication Assets, incurred or accrued through the Closing, and upon request provide Valley with a copy of the returns or filings with respect thereto.

          8.7 NO OTHER NEGOTIATIONS. Prior to the Closing, unless and until such time as the obligations of Stereophile to proceed with the transactions contemplated hereunder shall be terminated, Stereophile agrees that it will not (a) contact, initiate, or engage in any discussion with any person or entity (whether or not such discussions were as the result of solicitation, contact or initiation by such other person or entity), other than the parties hereto and their agents and representatives, which relate to the purchase or acquisition of the Publication Assets or any part thereof, or the Business or any interest therein, (b) discuss any of the proposed terms of this Agreement with any person or entity other than the parties hereto and their agents and representatives.

          8.8 GOOD FAITH OBLIGATIONS. Stereophile agrees to proceed diligently and in good faith to consummate the transactions contemplated by this Agreement, and otherwise to cause the Closing to occur, and it will use all reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to consummate the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that Stereophile shall not be obligated to waive any conditions to its obligation to close set forth in
Section 11 of this Agreement.

     9. COVENANTS OF VALLEY. Valley covenants and agrees with Stereophile as follows:

          9.1 DOCUMENTS TO BE DELIVERED AT CLOSING. At or prior to the Closing, Valley will cause to be delivered to Stereophile:

               a. Good standing certificate with respect to Valley from the California Secretary of State dated within ten (10) days of Closing;

               b. Evidence satisfactory to Stereophile that NewCo has been validly formed, is in good standing in the state under whose laws it was formed, and that it has validly approved and authorized all actions to be taken by it as contemplated by this Agreement;

               c. Evidence satisfactory to Stereophile that Valley has taken all necessary corporate and other action to approve and authorize this Agreement and the transactions contemplated hereunder;

CONTRIBUTION AND SHAREHOLDERS AGREEMENT
VALLEY RECORD DISTRIBUTORS, INC. -- STEREOPHILE, INC.

               d. Duly executed and acknowledged (if required) originals of all other agreements which are to be executed or delivered at or prior to the Closing by Valley and which are not otherwise specifically referenced in this
Section 9.1; and

               e. NewCo shall have delivered the portion of the purchase price payable at Closing, the Note, and stock certificates representing twenty percent of the issued and outstanding stock of NewCo.

          9.2 GOOD FAITH OBLIGATIONS. Valley agrees to proceed diligently and in good faith to consummate the transactions contemplated by this Agreement, and otherwise to cause the Closing to occur, and it will use all reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to consummate the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that Valley shall not be obligated to waive any conditions to its obligation to close set forth in
Section 10 of this Agreement.

     10. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF VALLEY TO CLOSE. The obligations of Valley to close and consummate the transactions contemplated hereunder shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

          10.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Stereophile contained herein or in the exhibits, schedules or documents attached hereto or described herein or otherwise made in writing pursuant to this Agreement shall be true and correct as of the Closing, with the same force and effect as though made at and as of the Closing, except for changes expressly contemplated or permitted by this Agreement. If at or prior to the Closing Stereophile shall supplement or correct any schedule to this Agreement as allowed by Section 6.13 hereof, such schedule, as supplemented or corrected, and all matters referred to or disclosed therein, must prove to be satisfactory to Valley in the exercise of its good faith judgment.

          10.2 COMPLIANCE WITH OBLIGATIONS. Stereophile shall have performed and complied with all of the covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing, and Valley shall have received all of the agreements, instruments and other documents required by Section 8.5 to be executed or delivered to it prior to the Closing. Stereophile shall not be in breach of any term or provision of this Agreement.

          10.3 GOING BUSINESS INTACT. Except for any adverse consequences of the announcement of the sale of the Assets to Valley, the Business' organization, personnel and relations with suppliers, advertisers and others, shall have been preserved intact and shall not have been impaired in any material or adverse respect.

CONTRIBUTION AND SHAREHOLDERS AGREEMENT
VALLEY RECORD DISTRIBUTORS, INC. -- STEREOPHILE, INC.

          10.4 ABSENCE OF ACTIONS OR PROCEEDINGS. There shall be no actual or threatened action or proceeding by or before any court, governmental body or arbitration tribunal which shall seek to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement or which might affect the right of NewCo to own or operate the Assets or the Business or which, in the judgment of the board of directors of Valley made in good faith and based upon advice of its counsel, makes it inadvisable to proceed with the Closing.

          10.5 NO MATERIAL ADVERSE CHANGE OR OCCURRENCE. There shall have been no material adverse change in the results of the operations or financial condition of the Business.

          10.6 CONDITION OF ASSETS. Stereophile shall have maintained the tangible items of the Publication Assets from the date of this Agreement to the date of Closing in their represented condition.

          10.7 CONSENTS AND APPROVALS; ITEMS SATISFACTORY TO OTHER PARTIES. All consents or approvals of any third party which are necessary or, in the reasonable judgment of Valley, advisable to consummate the transactions contemplated hereunder shall have been received and be satisfactory to Valley. Any condition, schedule, disclosure, agreement, document or other item or matter which is subject to the approval or satisfaction of any other party hereto as a condition to such other party's obligation to close shall have been approved by or be satisfactory to such other party.

          10.8 ACTION BY LENDER. Valley shall have notified Valley's principal lender of this proposed transaction, including the possible merger of NewCo into Valley, and no objection shall have been received from the principal lender to this Agreement or to the transactions contemplated herein.

     11. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF STEREOPHILE TO CLOSE. The obligations of Stereophile to close and consummate the transactions contemplated hereunder shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

          11.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Valley contained in this Agreement or otherwise made in writing pursuant to this Agreement shall be true and correct at the Closing, with the same force and effect as though made at and as of the Closing, except for changes contemplated or permitted by this Agreement.

          11.2 COMPLIANCE WITH OBLIGATIONS. Valley shall have performed and complied with all the covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing and Stereophile shall have received all of the agreements, instruments and other documents required by Section 9.1 to be executed or delivered by Valley to it at or prior to the Closing. Valley shall not be in breach of any term or provision of this Agreement.

CONTRIBUTION AND SHAREHOLDERS AGREEMENT
VALLEY RECORD DISTRIBUTORS, INC. -- STEREOPHILE, INC.

          11.3 ABSENCE OF ACTIONS OR PROCEEDINGS. There shall be no actual or threatened action or proceeding by or before any court, governmental body or arbitration tribunal which shall seek to restrain, prohibit or invalidate any of the transactions contemplated hereunder which in the judgment of Stereophile made in good faith and based upon advice of its counsel, makes it inadvisable to proceed with the transactions contemplated by this Agreement.

          11.4 CONSENTS AND APPROVALS; ITEMS SATISFACTORY TO OTHER PARTIES. All consents or approvals of any third party which are necessary or, in the reasonable judgment of Stereophile, advisable to consummate the transactions contemplated hereunder, or to proceed with the Closing, shall have been received and be satisfactory to Stereophile. Any condition, schedule, disclosure, agreement, document or other item or matter which is subject to the approval or satisfaction of any other party hereto as a condition to such other party's obligation to close shall have been approved by or be satisfactory to such other party.

          11.5 NEWCO ACTIONS. All actions necessary to form NewCo and to cause it to be obligated to perform all actions required of it by this Agreement shall have been taken.

          11.6 TAX TREATMENT. Stereophile shall have reasonably assured itself that the transaction contemplated by this Agreement shall be a tax-free transaction under Section 351 of the Internal Revenue Code except to the extent that Stereophile receives boot. Valley shall not take, and shall not allow NewCo to take, a tax position inconsistent with such treatment.

     12. REMEDIES FOR BREACH OF REPRESENTATIONS OR WARRANTIES.

          12.1 CANCELLATION. If any of the conditions precedent set forth in
Section 10 are not satisfied or waived by Valley prior to the scheduled Closing, then Valley may cancel this Agreement by notice to Stereophile. If any of the conditions precedent set forth in Section 11 are not satisfied or waived by Stereophile prior to the scheduled Closing, then Stereophile may cancel this Agreement by notice to Valley. If this Agreement is cancelled pursuant to the provisions of this section, such cancellation shall be effected only by the cancelling party giving written notice of the cancellation as required by this section. Upon such cancellation, each party shall return all documents to the party who supplied the documents. Upon such cancellation, the obligations to purchase and to sell the Publication Assets and the other obligations set forth in this Agreement will terminate, and, except as provided elsewhere in this Agreement, neither party shall have any further obligation hereunder.

          12.2 BREACH OF REPRESENTATIONS AND WARRANTIES GENERALLY. If the Closing shall have occurred, then in the event of a breach of any of the representations, warranties or covenants made by any party to this Agreement, or in the event any party to this Agreement fails to perform any covenant or agreement contained in this Agreement or any agreement or

CONTRIBUTION AND SHAREHOLDERS AGREEMENT
VALLEY RECORD DISTRIBUTORS, INC. -- STEREOPHILE, INC.

instrument provided for hereunder, the non-breaching party shall be entitled to proceed against the breaching party for such legal or equitable relief as it may be entitled.

          12.3 INDEMNIFICATION FOR LIABILITIES. If the Closing occurs, Valley shall indemnify, defend and hold harmless Stereophile from, against and in respect of claims against Stereophile relating to the liabilities which arise from the operation of the Business after the Closing; and Stereophile shall indemnify, defend and hold harmless Valley from, against and in respect of the liabilities of the Business which arise before or are based on actions or omissions occurring prior to the Closing.

     13.  OTHER PROVISIONS.

          13.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the respective representations, warranties, covenants and agreements of the parties to this Agreement to indemnify shall survive the Closing, the consummation of the transactions contemplated hereunder, and the delivery of any instruments required by this Agreement.

          13.2 CONFIDENTIALITY. Each of the parties to this Agreement shall keep the terms, provisions and conditions of this Agreement confidential and shall not disclose the same to any third parties except as may be required by law or except to such party's attorneys, accountants and, to the extent necessary, persons providing financing. Notwithstanding the foregoing, after Closing, Valley may, in its sole discretion, issue a press release and otherwise announce its purchase hereunder. Valley shall provide any such press release or other public announcements to Stereophile for review and comment prior to release. The covenants of the parties under this section shall continue from the date of this Agreement and shall survive the Closing. Stereophile shall continue to maintain and keep confidential all financial information relating to Valley which Valley has provided to Stereophile. Valley shall continue to maintain the confidentiality of all financial information relating to Stereophile (other than relating solely to the Business) which Stereophile has provided to Valley.

          13.3 RISKS OF LOSS; PRORATIONS; EXPENSES. Any damage to the Publication Assets, or any single asset or any part thereof, prior to the Closing shall be borne by Stereophile. In the event of any material loss or material damage to the Assets prior to the Closing, Valley shall have the option to cancel this Agreement by notice to Stereophile, and the provisions of Section
12.1 shall apply. Each party shall bear its own costs and expenses, including attorneys' and accountants' fees, in connection with the negotiation, due diligence investigation, documentation and consummation of the sale and purchase of the Publication Assets and the other transactions contemplated by this Agreement.

          13.4 ADDITIONAL ACTS. In addition to the obligations required to be performed by the parties hereto under the other provisions of this Agreement, the parties agree to perform, without further consideration, such other acts and to execute, acknowledge and deliver such

CONTRIBUTION AND SHAREHOLDERS AGREEMENT
VALLEY RECORD DISTRIBUTORS, INC. -- STEREOPHILE, INC.

other instruments and documents, subsequent to the Closing, as may be reasonably required to carry out the provisions and purposes of this Agreement and to fully and properly transfer the Assets and title thereto.

          13.5 EXTENSION; WAIVER. The parties hereto may extend the time for, or waive the performance of, any of the obligations of any parties hereto, waive any inaccuracies in the representations or warranties of any parties hereto, or waive compliance by any parties hereto with any of the covenants or conditions contained in this Agreement. However, any such extension or waiver shall be in writing and signed by all of the parties hereto. No such waiver shall operate or be construed as a waiver of any subsequent act or omission of any party hereto.

          13.6 NOTICES. Any notice to a party pursuant to this Agreement shall be given by one of the following means: (a) certified or registered United States mail, postage prepaid, (b) private courier or express service requesting evidence of receipt as a part of its service, or (c) by telecopy, with a copy also to be given by first class United States mail, postage prepaid, or by any means permitted under subparagraphs (a) or (b) of this section. Notices shall be given to the parties at the following addressees:

              If to Valley:       Valley Record Distributors, Inc.
                                  1280 Santa Anita Court
                                  Post Office Box 2057
                                  Woodland, California 95776
                                  Attention: Randy Cerf
                                  Telecopy #: (916) 661-7854

               with a mandatory copy to:

                                   Howard, Rice, Nemerovsi Canady, Falk & Rabkin Three Embarcadero Center, Seventh Floor
                                   San Francisco, California 94111
                                   Attention: Daniel J. Winnike
                                   Telecopy #: (415) 399-3041

               If to Stereophile:  Stereophile, Inc.
                                   208 Delgado Street
                                   Santa Fe, New Mexico 87501
               mailing address:    P.O. Box 5529
                                   Santa Fe, New Mexico 87502
                                   Attention: Ralph Johnson
                                   Telecopy #: (505) 989-8791

               with a mandatory copy to:

CONTRIBUTION AND SHAREHOLDERS AGREEMENT
VALLEY RECORD DISTRIBUTORS, INC. -- STEREOPHILE, INC.

                                        Stephen W. Watkinson, Esq.
                                        Gust Rosenfeld
                                        201 N. Central Avenue, Suite 3300
                                        Phoenix, Arizona 85073-3300
                                        Telecopy #: (602) 254-4878

          13.7 EMPLOYMENT LIABILITIES.

               a. Valley does not assume, and Stereophile hereby retains, any and all employment related costs, obligations, and liabilities of Stereophile or the Business incurred on or prior to Closing or which relate to events, occurrences, conditions, actions, or inactions which took place or were in effect on or prior to Closing (whether or not reported, filed, billed, or paid for on or prior to Closing), including, without limitation, wages, salaries, commissions, accrued vacation and sick pay accrued for periods prior to Closing, costs, obligations and liabilities relating to the closing of any of Stereophile's facilities or places of business, the termination or relocation of employees of Stereophile, severance rights of employees of Stereophile, employment discrimination, unfair labor practices, wage and hour laws, health and safety, workers compensation, wrongful discharge, plant closing, compensation, fringe benefits, insurance, employee benefit plans, pensions, retiree medical, severance pay, vacations, torts, accidents, disabilities, injuries, sickness, exposure to harmful conditions, breach of oral or written employment contracts or collective bargaining agreements, or breaches of any law, statute, judgment, decree, injunction, order, writ, rule or regulation of any court or governmental authority.

               b. Valley does not assume, and Stereophile agrees to be solely responsible for, any and all liabilities and obligations, including but not limited to obligations to give notice, relating to health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") which relate to, arise out of, or are in connection with, this transaction or the events contemplated by this Agreement.

          13.8 BINDING EFFECT. Upon execution hereof by all parties hereto, this Agreement shall inure to the benefit of, be binding on and be enforceable against the parties and their respective heirs, legal representatives, successors and assigns.

          13.9 ENTIRE AGREEMENT. This Agreement (including the exhibits and schedules hereto) and the instruments and documents delivered pursuant hereto, and the other agreements contemplated or required hereby, constitute the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any prior agreements and understandings relating to the subject matter hereof. This Agreement may be modified or amended only by a written instrument executed by all parties hereto.

CONTRIBUTION AND SHAREHOLDERS AGREEMENT
VALLEY RECORD DISTRIBUTORS, INC. -- STEREOPHILE, INC.

          13.10 EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

          13.11 ATTORNEYS' FEES; COSTS OF LITIGATION. If any arbitration, legal action or any other proceeding is brought for the enforcement of this Agreement, or because of in alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

          13.12 RIGHT TO SUPPLEMENT SCHEDULES. Each party hereto shall have the right to supplement or correct any schedule to this Agreement which relates to any representation, warranty or disclosure made by such party pursuant to this Agreement. Any such supplement or correction to a schedule shall be delivered to all other parties hereto prior to the Closing, shall be accompanied by true and complete copies of all agreements, instruments or other documents or items referred to therein, shall be subject to the approval of all other parties hereto and shall be subject to the other provisions of this Agreement with respect to such schedule.

          13.13 CONSTRUCTION AND INTERPRETATION. This Agreement is the result of negotiations between the parties and their legal counsel, and the terms and provisions hereof shall be interpreted and construed in accordance with their usual and customary meanings. The parties each waive the application of any rule of law which otherwise would be applicable in connection with the interpretation and construction of this Agreement that ambiguous or conflicting terms or provisions should be interpreted or construed against the party who, or whose attorney, prepared the executed agreement or any earlier draft of same. The headings of the paragraphs and sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

CONTRIBUTION AND SHAREHOLDERS AGREEMENT
VALLEY RECORD DISTRIBUTORS, INC, -- STEREOPHILE, INC.

     In witness whereof, the parties have executed this Agreement as of the date first above written.

                                        VALLEY RECORD DISTRIBUTORS, INC.

                                        By  /s/ J. Randolph Cerf
                                           -----------------------------------
                                        Its CFO
                                           -----------------------------------

                                        STEREPHILE, INC.

                                        By  /s/ Lawrence Archibald
                                           -----------------------------------
                                        Its CHAIRMAN
                                           -----------------------------------

                                         /s/ Barnet Cohen
                                        --------------------------------------
                                                     Shareholder

                                      EXHIBIT A

The following shall constitute the Publication Assets:

GENERALLY

(i) the SCHWANN trademark and trade name, and all goodwill associated therewith, and all other trademarks and trade names used in the business of publishing the Publications, and all goodwill associated therewith; (ii) all advertiser lists, subscriber lists, dealer lists, back issues, computer databases and recording catalogs used principally for the Publications; (iii) computers and computer software licenses used by Stereophile solely in connection with the Publications; (iv) printing and distribution contracts for the Publications, advertising contracts and other contracts necessary for or used in the operation of the Publications, all of which are listed in Schedule 6.6; and (v) other tangible and intangible assets owned or held under lease by Stereophile which are used only in connection with the Publications.

DATABASES

          Opus Main Database

          Opus Artist Database

          Spectrum Database

          Archived song listings for non-classical releases from approximately 1985 to 1994 in ASCII format

          Collected reference materials for the Publication

          [Does not include CDRD databases]

TRADEMARKS

          Unregistered -

          SCHWANN

          SCHWANN OPUS

          SCHWANN SPECTRUM

          SCHWANN ARTIST

FINANCIAL RECORDS

          Copies of available financial records, as needed

TANGIBLE ASSETS

          Inventory of prior issues as requested by NewCo

          Office furniture for 8-10 people used for the Publication, including Canon NP6025 Copier

          Ten (10) personal computers (Pentium and 486 class or MACs) used for the Publication, and related printers, peripherals and software licenses

          Eight (8) phone telephone system

EXCLUDED ASSETS

          The following assets of Stereophile which are or may have been used in the Business are NOT included in the Publication Assets:

                                        Cash
                                   Bank Accounts
                                Accounts Receivable
                      Computer Programs described as follows:
                      SCS (Single Copy Sales) software program
                     Quark desktop publishing software program
                             Photoshop software program
                         Adobe Illustrator software program
                         AccPac accounting software program
                                       Fonts
                      Advertising accounting tracking program


                                         A-2